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                              EMPLOYMENT AGREEMENT

                                                                    Exhibit 10.1

               THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into at Las Vegas, Nevada, on the date hereinafter set forth, by and between RICHARD G. BABBITT (hereinafter referred to as the "Employee"), and INAMED CORPORATION, a Florida corporation (hereinafter referred to as the "Corporation").

  The parties hereto, intending to be legally bound, do hereby agree as follow:

         1.       EMPLOYMENT

                  1.1      POSITIONS AND DUTIES

               The Corporation does hereby employ the Employee and the Employee hereby accepts such employment as President, Chief Executive Officer and Chairman upon the terms and provisions set forth in this Agreement. The Employee shall be the Chairman of the Executive Committee responsible for the management of the Corporation and all of its worldwide operating subsidiaries. The Employee shall report to the Board of Directors. The Employee shall be elected as a member of the Board of Directors and shall be nominated to serve as a director at each successive annual meeting during the term of this Agreement. The Employee shall perform all the duties assigned to him by the Corporation, commensurate with the position as President, Chief Executive Officer, and Chairman and shall observe and comply with the Corporation's rules and regulations regarding the performance of his duties, and shall carry out and perform all orders, directions, and policies stated to him by the Corporation periodically, either orally or in writing. The Employee shall at all times carry out the duties assigned to him in a loyal, trustworthy and businesslike manner. The Employee agrees that this Agreement may be terminated as provided in Paragraph 7 hereof.

                  1.2      PLACE OF EMPLOYMENT

               Unless the parties agree otherwise in writing, during the term of this Agreement, the Employee shall perform the services required by this Agreement at the Corporation's headquarters in Las Vegas, Nevada; it being understood that the Employee may retain an office in his home in Palm Springs, California and travel from time to time to the Corporation's offices until such time he establishes a home in Las Vegas.

         2.       TERM

               This Agreement shall commence as of January 23, 1998 and shall continue for a period of three (3) years from the date of this Agreement; and at the end of every month of this Agreement, the term of Employee's employment shall automatically be extended by one month, unless either party gives 60 days' prior written notice of its intention to discontinue this automatic extension.

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         3.       COMPENSATION

                  3.1      AMOUNT OF COMPENSATION

               The Employee's compensation is set forth in Exhibit A hereto. The Corporation and the Employee may, from time to time, modify the employment conditions and compensation by mutual agreement. These changes will be recorded in subsequent amendments.

                  3.2      REIMBURSEMENTS

               The Employee shall be reimbursed by the Corporation only for amounts actually expended by the Employee in the course of performing duties for the Corporation where:

                           3.2.1    AUTHORIZATION

               The Employee has been authorized by the Corporation to incur such expenses that are reasonably consistent with practices or policies of the Corporation.

                           3.2.2    DOCUMENTATION

               The Employee tenders receipts or other documentation substantiating the amounts as required by the Corporation.

                  3.3      FRINGE BENEFITS

               The Employee shall be entitled to receive, on the same basis as the Corporation's other executive employees, all other benefits maintained by the Corporation for its executive employees generally, including but not limited to a cellular phone, leased automobile, county club fees, paid leave, medical, dental, life and disability insurance and any other health and welfare benefit plans and perquisites, as in effect from time to time. The Employee will be granted paid leave consistent with the Corporation's paid leave policy in effect from time to time.

                  3.4      WARRANTS AND STOCK OPTIONS

               (a) WARRANTS. The Employee will, concurrently with the signing of this Agreement, receive an Executive Officer Warrant ("Warrant") as specified in Exhibit D hereto. This employment warrant is not a part of the Corporation's Stock Compensation Plan, and is not transferable and may be exercised only by the Employee, or by the Employee's estate or personal representative within three (3) months of the Employee's death. In the event of the termination of this Agreement pursuant to Paragraph 7.1.2, the Warrants that at the time of termination have vested may be exercised by the Employee or his estate or personal representative within twelve (12) months of such termination. Subject to the foregoing, employment with the Corporation is a condition of exercise of the Warrant.

               (b) LOCK-UP AGREEMENTS. The Employee will execute any other documents reasonably required by the Corporation in connection with said Warrants, and hereby

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agrees to execute any lock-up or similar agreements required by the
Corporation's underwriters in connection with an offering or offerings of the Corporation's securities. Such agreement shall exceed six (6) months in duration.

         4.       NON-COMPETITION

               The Employee agrees that during the term of this Agreement, he shall diligently devote his time and efforts to the duties and responsibilities assigned to him by the Corporation. In connection therewith:

                  4.1      Non-Competition

               The Employee agrees that during the term of this Agreement, without the prior express written authorization of the Corporation's Board of Directors, he shall not compete with the Corporation in any manner whatsoever. Without limiting the generality of the foregoing, the Employee shall not, during the term of this Agreement, directly or indirectly (whether for compensation or otherwise), alone or as an agent, principal, partner, officer, employee, trustee, director, shareholder or in any other capacity, own, manage, operate, join, control or participate in the ownership, management, operation or control of or furnish any capital to or be connected in any manner with or provide any services as a consultant for any business which competes directly or indirectly with the business of the Corporation as it may be conducted from time to time; provided, however, that nothing contained in this Agreement shall be deemed to preclude the Employee from owning not more than one percent of the capital stock of a publicly-traded entity which is in competition with such business. In addition, it is understood and agreed that the Employee may continue to be active with Rego One, DNA Technologies, Inc. and MRI SAVESIGHT to the degree necessary to wind down his previous responsibilities; provided, however, that those activities shall not impair the Employee's agreement to devote his full-time attention to the Corporation.

                  4.2      Civil and Charitable Activities

               The Employee may engage in civic, educational and charitable activities. The Employee shall be entitled, with the approval of the Corporation's Board, to serve as a director of any corporation other than a corporation which, in the good faith opinion of the Corporation's Board, is in competition with the Corporation. The Employee shall be entitled to receive compensation from any corporation with respect to which he serves as a director in accordance with this Section 4.2. Notwithstanding anything to the contrary set forth herein, the Employee shall not be entitled to engage in any of the activities set forth in this Section 4.2 if such activities, in the good faith opinion of the Corporation's Board, interfere or could reasonably be expected to interfere with the Employee's performance of his duties and activities under this Agreement.

                  4.3      Non-Solicitation of Employees

               After the termination of the Employee's employment hereunder, the Employee shall not, either alone or jointly, with or on behalf of others, either directly or indirectly, whether as principal, partner, agent, shareholder, director, officer, employee,

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consultant, or otherwise, at any time during a period of one (1) year following such termination, offer employment to, or solicit the employment or engagement of, or otherwise entice away from the employment of the Corporation or any affiliated entity, either for the Employee's own account or for any other person, firm, or company, any person who is employed by the Corporation or any such affiliated entity, whether or not such person would commit any breach of his or her contract of employment by reason of leaving the service of the Corporation or any affiliated entity.

                  4.4      Non-Solicitation of Customers

               After the termination of the Employee's employment hereunder, the Employee shall not, either alone or jointly, with or on behalf of others, either directly or indirectly whether as principal, partner, agent, shareholder, director, officer, employee, consultant, or otherwise, at any time during a period of one (1) year following such termination, engage in any activity for the purpose of influencing or attempting to influence any of the Corporation's customers, to conduct business with any business enterprise in competition with the Corporation.

                  4.5      Separate Covenants

               Each of the covenants of this paragraph 4 shall be construed as a separate covenant covering its subject matter in each of the separate counties in the States of California, Nevada and Florida (collectively, the "Governmental Subdivisions"); to the extent that any covenant shall be judicially unenforceable in any one or more of said Governmental Subdivisions, said covenant shall not be affected with respect to each other Governmental subdivision, each covenant with respect to each Governmental Subdivision being construed as severable and independent.

         5.       PROHIBITION AGAINST COMPETITION

                  5.1      Agreement Not To Compete

               As a result of the Employee's employment, the Employee will have access to trade secrets and confidential information about the Corporation, its products, its services, its customers and its methods of doing business. In consideration for access to this information and the sale of the Corporation's stock by the Employee to the Corporation, pursuant to the Repurchase Option, the Employee agrees that for a period of one (1) year after termination of employment, the Employee will not, directly or indirectly, compete with the Corporation without the Corporation's prior express written approval.

                  5.2      Competition Defined

               "Competition" shall mean any participation in, assistance of, employment by, ownership of any interest in, acceptance of business from or assistance, promotion or organization of any person partnership, corporation, firm, association or other business organization, entity or enterprise which, directly or indirectly, is engaged in, or hereinafter engages in, research on, or development, production, marketing, leasing or selling of, any

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product, process or service which is the same as, similar to, or in competition with, any line of business or research in which the Corporation, its parent, subsidiary or affiliated company, is now engaged or hereinafter engages, whether as an agent, consultant, employee, officer, director, investor, partner, shareholder, proprietor or in any other individual or representative capacity, but excluding the holding for investment of less that 5% of the outstanding securities of any corporation which are regularly traded on a recognized stock exchange.

                  5.3      Further Employee Agreements

               For a period of one (1) year after the termination of the Employee's employment, the Employee will not undertake any employment or activity competitive with the Corporation wherein the loyal and complete fulfillment of the duties of the competitive employment or activity would call upon the Employee to make judgements on or otherwise to use any confidential business information concerning the Corporation. The Employee will not, directly or indirectly, either for himself or for any other person, firm or corporation, divert or take away (or attempt to divert or take away), any of the Corporation's present, former or prospective customers, including, but not limited to, those upon whom he called, met with or became acquainted with while engaged as an employee of the Corporation. The Employee will not interfere with the contractual or business relationships of the Corporation, will not solicit or attempt to solicit any employees or clients of the Corporation, nor slander or disparage the Corporation, or undertake any activity which adversely impacts the goodwill of the Corporation and its business opportunities.

                  5.4      Separate Covenants

               Each of the convenants of Paragraph 5 shall be construed as separate convenants covering their subject matter in each of the separate counties, countries and states in the United States and governmental subdivisions outside of the United States (collectively, the "Governmental Subdivisions"); to the extent that any covenant shall be judicially unenforceable in any one or more of said counties, states or countries, said covenant shall not be affected with respect to each other Governmental Subdivision, each covenant with respect to each Governmental Subdivision being construed as severable and independent.

         6.       INTELLECTUAL PROPERTY AND CONFIDENTIALITY AGREEMENT

               The Employee has executed or will concurrently execute the Corporation's Intellectual Property and Confidentiality Agreement, the terms of which are incorporated herein by reference. The terms of this Employment Agreement shall prevail in the case of any discrepancy between the Corporation's Intellectual Property and Confidentiality Agreement and this Agreement. The Corporation's Intellectual Property and Confidentiality Agreement is attached hereto as Exhibit C.

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         7.       TERMINATION OF AGREEMENT

                  7.1      Grounds

               This Agreement shall terminate upon the occurrence of any of the following events:

                           7.1.1    Expiration of Term

               At any time upon expiration of the terms specified in Paragraph 2 hereof.

                           7.1.2    Thirty (30) Day Termination by Employee

               By the Employee, upon thirty (30) days' prior written notice to the Corporation.

                           7.1.3    Termination by Employer (For Cause)

               This Agreement may be immediately terminated by the Corporation for the following causes: The Employee's personal dishonesty, lack of trustworthiness, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than minor misdemeanors such as minor traffic violation) or a material breach of any provision of this Agreement, or any other agreement between the Employee and the Corporation.

                  7.2      Disability

                           7.2.1    Termination

               In the event that the Employee is unable to perform his assigned duties and responsibilities due to illness, physical or mental disability or any other reason, and such disability continues for a period of six (6) consecutive months after all available sick leave has been utilized, the Corporation may terminate this Agreement upon ten (10) days' written notice.

                           7.2.2    Death

                                    Upon the death of the Employee.

         8.       SEVERANCE COMPENSATION

               If the Corporation should terminate the Employee's employment hereunder during the Term (as defined in Section 2) for reasons other than cause (as defined in Section 7.1.3) or Employee's death or disability (as defined in Section 7.2), or if Employee should resign his employment for Good Reason, as defined below, the Employee shall be entitled to the following Severance compensation:

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               (a) Payment of his base salary in effect at the time of
termination from the date of termination until the expiration date of this Agreement under Paragraph 2.

               (b) Continuation of all benefits, including without limitation medical, dental and life insurance, during the Post-Termination Period or until the date on which the Employee first becomes eligible for insurance coverage of a similar nature provided by a firm that employs him following termination of employment by the Corporation, whichever occurs first.

Notwithstanding the foregoing, nothing in this Employment Agreement shall require the Corporation to make any payment or to provide any benefit to the Employee that the Corporation is otherwise required to provide under any other contract, agreement or arrangement, including, without limitation, the Employee Severance Agreement between the Corporation and the Employee, attached hereto as Exhibit F, and the Employee Retention Agreement between the Corporation and the Employee, attached hereto as Exhibit G, both incorporated by reference herein.

                  8.1      Termination by Employee for Good Reason

               The Employee shall have Good Reason for terminating his employment with the Corporation under this Employment Agreement if one or more of the following occurs:

               (a) an involuntary change in the Employee's status or position with the Corporation which constitutes a demotion from the Employee's then current status or position;

               (b) layoff or involuntary termination of the Employee's employment, except in connection with the termination of the Employee's employment for Cause or as a result of the non-renewal of this Agreement or of the Employee's disability, death or retirement;

               (c) a reduction by the Corporation in the Employee's base salary, excluding bonuses, other than in the case of reductions in salary with respect to the Corporation's other executive officers generally;

               (d) any action or inaction by the Corporation that would adversely affect the Employee's continued participation in any Benefit Plan on at least as favorable basis as was the case at the time of such action or inaction, or that would materially reduce the Employee's benefits in the future under the Benefit Plan or deprive him of any material benefits that he then enjoyed, except to the extent that such action or inaction by the Corporation
(i) is also taken or not taken, as the case may be, in respect of all employees generally; (ii) is required by the terms of any Benefit Plan as in effect immediately before such action or inaction; or (iii) is necessary to comply with applicable law or to preserve the qualification of any Benefit Plan under section 401(a) of the Internal Revenue Code;

               (e) the Corporation's failure to obtain express assumption of this Employment Agreement by any successor to the Corporation; and

               (f) any material violation by the Corporation of any agreement, including this Employment Agreement, between the Corporation and the Employee.

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Notwithstanding the foregoing, no action by the Corporation shall give rise to a
Good Reason if it results from the Employee's termination for Cause, death or retirement, and no action by the Corporation specified in paragraphs (a) through
(c) of this section shall give rise to a Good Reason if it results from the Employee's disability.

For purposes of this Section 8, "Benefit Plan" shall mean any compensation plan, such as an incentive or stock option plan, or any employee benefit plan, such as a thrill, pension, profit-sharing, stock bonus, long-term performance award, medical disability, accident or life insurance plan, or any other plan, program or policy of the Corporation that is intended to benefit employees.

         9.       MISCELLANEOUS

                  9.1      Notices

               Any notice required to be given pursuant to this Agreement shall be effective only if in writing and delivered personally or by mail. If given by mail, such notice must be sent by registered or certified mail, postage prepaid, mailed to the parties at the addresses set forth on the signature page hereof, or at such other addresses as the parties may designate, from time to time, by written notice. Mailed notices shall be deemed received two (2) business days after the date of deposit in the mail.

                  9.2      Equitable Remedies

               The Employee acknowledges and agrees that in the event of any breach, violation or evasion of the terms, conditions and provisions of Sections 4, 5, 7, and 8 above, or this Section 9, such breach, violation or evasion shall result in immediate and irreparable injury and harm to the Corporation and shall entitle the Corporation to injunctive relief, as well as to all other legal or equitable remedies to which the Corporation may be entitled.

                  9.3      Partial Invalidity

               If any term or provision of this Agreement or the application thereof to any person or circumstance shall be held to be invalid or unenforceable to any extent, the remainder of this Agreement or application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of the Agreement shall be valid and be enforced to the fullest extent permitted by law.

                  9.4      Waiver

               No waiver of any right hereunder shall be effective for any purpose unless in writing, signed by the party hereto possessing said right, nor shall any waiver be construed to be a waiver of any subsequent right, term or provision of this Agreement.

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                  9.5      Assignment; Effect on Agreement

               It is hereby acknowledged and agreed that the Employee's rights and obligations under this Agreement are personal in nature and shall not be assigned or delegated. This agreement shall be binding on and inure to the benefit of the heirs, personal representatives, successors and assigns of the parties, subject, however, to the restrictions on assignment and delegation contained herein.

                  9.6      Disputes and Arbitration

               Any dispute arising in connection with the interpretation or enforcement of the provisions of this Agreement, or its application or validity, will be submitted to arbitration. Such arbitration proceedings will be held in Las Vegas, Nevada, in accordance with the rules then existing of the American Arbitration Association. This agreement to arbitrate is specifically enforceable.

               Any award rendered in any such arbitration proceeding will be final and binding on each of the parties, and judgment may be entered thereon in any court of competent jurisdiction. The costs and fees of any such arbitration proceeding (including the legal fees incurred by the Employee) will be borne by the Corporation. The arbitrators may in their discretion award costs and reasonable attorneys' fees to the prevailing party.

                  9.7      Governing Law

               This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

                  9.8      Entire Agreement

               This Agreement (and the Exhibits attached hereto which are part of this Agreement) contains the entire agreement and understanding between the parties and supersedes all prior agreements and understandings, oral or written. No modification, termination or attempted waiver shall be valid, unless in writing and signed by both parties.


                            [SIGNATURES ON NEXT PAGE]

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               IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the 23rd day of January, 1998.

                                 "CORPORATION"

                                  INAMED CORPORATION



                                  By:/s/ Donald K. McGhan
                                  Donald K. McGhan
                                  Title:  Chairman of the Board

                                  ADDRESS:
                                  3800 Howard Hughes Parkway
                                  Las Vegas, Nevada  89109




                                  "EMPLOYEE"



                                  /s/ Richard G. Babbitt
                                  Richard G. Babbitt

                                  ADDRESS:
                                  50 Lost River Drive
                                  Palm Desert, California  92211

                                  SOCIAL SECURITY NUMBER:  ###-##-####

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                        EXHIBIT A TO EMPLOYMENT AGREEMENT

EMPLOYEE COMPENSATION

         1.       SALARY

               The Employee's Annual Salary shall be FOUR HUNDRED THOUSAND DOLLARS ($400,000), payable in accordance with the Corporation's pay policy, with applicable federal, state and local taxes withheld. The Salary shall be reviewed periodically (but not less than annually) by the Compensation Committee and approved by the Board of Directors.

         2.       BONUS

               The Employee will be entitled to a bonus based on a yet to be determined program that will be developed by Management, presented to the Compensation Committee and approved by the Board of Directors. Employee understands that the bonus program may not apply to the initial year of employment or may only apply to a portion of the initial year of employment.

               This Exhibit A may only be amended by an Amendment to the Employment Agreement in the form attached hereto as Exhibit B.

               IN WITNESS WHEREOF, the undersigned has executed this Exhibit A to Employment Agreement this 23d day of January, 1998:



SIGNED BY:                                           ACCEPTED BY:
EMPLOYEE                                             INAMED CORPORATION



/s/ Richard G. Babbitt                            /s/  Donald K. McGhan
Richard G. Babbitt                                     Donald K. McGhan
                                                  Its: Chairman of the Board

                                               Exhibit F To Employment Agreement


                          EMPLOYEE SEVERANCE AGREEMENT

January 30, 1998

Richard G. Babbitt
50 Lost River Drive
Palm Desert, California 92211

Dear Richard:

INAMED Corporation and its subsidiaries (the "Corporation") considers it essential to the best interests of the Corporation and its stockholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Corporation (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of the Corporation may exist, and that such possibility and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Corporation and its stockholders.

The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Corporation's management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Corporation.

In order to induce you to remain in the employ of the Corporation, the Corporation agrees that you shall receive the severance benefits set forth in this letter agreement (the "Agreement") in the event your employment with the Corporation is terminated under the circumstances described below subsequent to a "change in control of the Corporation" (as defined in Section 2).

               1. TERM OF AGREEMENT. This agreement shall commence on January 23, 1998, and shall continue in effect through January 22, 2001. Commencing on January 23, 2001 and each year thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than ninety
(90) days the preceding year, the Corporation shall have given written notice that it does not wish to extend this Agreement. If a change in control of the Corporation, as defined in Section 2, shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of not less than twenty-four (24) months beyond the month in which such change in control occurred.

               2. CHANGE IN CONTROL. No benefit shall be payable hereunder unless there shall have been a change in control of the Corporation, as set forth below. For purposes of this Agreement, a "change in control of the Corporation" shall be deemed to have occurred if:

                              (i) Any "person", as such term is used in Sections
               13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding securities (except that Appaloosa Management Company and its affiliates shall not be deemed to be included within this subsection at such time as its beneficial ownership is exempted from the Corporation's Shareholder Rights Plan, as may be amended from time to time);

                              (ii) During any period of two consecutive years
               (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clause (i),
               (iii) or (iv) of this Section) whose election by the Board or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority thereof;

                              (iii) The stockholders of the Corporation approve
               a merger or consolidation of the Corporation with any other corporation, other than (a) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 20% of the combined voting power of the Corporation's then outstanding securities; or

                              (iv) The stockholders of the Corporation approve a
               plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets.

         3.       TERMINATION FOLLOWING CHANGE IN CONTROL.

                              (i) General. If any of the events described in
               Section 2 constituting a change in control of the Corporation occurs, you shall be entitled to the benefits provided in Section 4(iii) upon the subsequent termination of your employment during the term of this Agreement unless such termination is (a) because of your death or disability, (b) by the Corporation for cause, or
               (c) by you other than for good reason. In the event your employment with the Corporation is terminated for any reason and subsequently a change in control of the Corporation should occur, you shall not be entitled to any benefits hereunder.

                              (ii) Disability. If, as a result of your
               incapacity due to physical or mental illness, you are absent from the full-time performance of your duties with the Corporation for six (6) consecutive months, and within thirty (30) days after written notice of

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
               termination is given you shall not have returned to the full-time performance of your duties, your employment may be terminated for "Disability".

                              (iii) Cause. Termination by the Corporation of
               your employment for "Cause" shall mean termination (a) upon the willful and continued failure by you to substantially perform your duties with the Corporation (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination (as defined in Subsection 3(v)) by you for Good Reason (as defined in Subsection 3(iv)) after written demand for substantial performance is delivered to you by the Board, which specifically identifies the manner in which the Board believes that you have not substantially performed your duties (for purposes of this Subsection, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you without good faith and without reasonable belief that your action was in the best interest of the Corporation) or
               (b) notwithstanding the foregoing, you shall not be terminated for Cause unless and until a copy of a resolution duly adopted by the unanimous affirmative vote of the entire membership of the Board of Directors (other than yourself) at a meeting of the Board (after reasonable notice to you and an opportunity for you, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in this Subsection and specifying the particulars thereof in written detail which has been delivered to you.

                              (iv) Good Reason. You shall be entitled to
               terminate your employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, the occurrence after a change in control of the Corporation of any of the following circumstances unless, in the case of paragraph (a), (e), (f), or (h), such circumstances are fully corrected prior to the Date of Termination (as defined in Section 3(vi)) specified in the Notice of Termination (as defined in Section 3(v)) given in respect thereof:

                                             (a) The assignment to you of any
                              duties inconsistent with the position in the Corporation that you held immediately prior to the change in control of the Corporation, or a significant adverse alteration in the nature or status of your responsibilities or the conditions of your employment from those in effect immediately prior to such change in control;

                                             (b) A reduction by the Corporation
                              in your annual base salary as in effect on the date hereof;

                                             (c) The relocation of the
                              Corporation's offices at which you are principally employed immediately prior to the date of the change in control of the Corporation to a location more than 50 miles from the principal location of your employment, or the Corporation requiring you to be based anywhere other than the Corporation's offices except for required travel on the Corporation's business to an extent substantially consistent with your present business travel obligations;

                                             (d) The failure by the Corporation
                              to pay to you any portion of your current compensation or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Corporation within seven (7) days of the date such compensation is due;

                                             (e) The failure by the Corporation
                              to continue in effect any material compensation or benefit plan in which you participate immediately prior to the change in control of the Corporation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Corporation to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided, and other compensation agreements as existed at the time of the change in control of the Corporation;

                                             (f) The failure by the Corporation
                              to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Corporation's life insurance, medical, health and accident, or disability plans in which you were participating at the time of the change in control of the Corporation, the failure by the Corporation to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Corporation in accordance with the Corporation's normal vacation policy, or as stated within your Employment Agreement, Compensation Agreement or like same agreements, regardless of the type or form of said Agreements, in effect at the time of the change in control of the Corporation;

                                             (g) The failure of the Corporation
                              to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 hereof; or

                                             (h) Any purported termination of
                              your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (v) hereof (and, if applicable, the requirements of Subsection (iii) hereof), which purported termination shall not be effective for purposes of this Agreement.

Your right to terminate your employment pursuant to this Subsection shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of, rights with respect to any circumstances constituting Good Reason hereunder.

                              (v) Notice of Termination. Any purported
               termination of your employment by the Corporation or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6. "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

                              (vi) Date of Termination, Etc. "Date of
               Termination" shall mean (a) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you have not returned to the full-time performance of your duties during such thirty-day (30) period), and (b) if your employment is terminated pursuant to Subsection (iii) or
               (iv) hereof or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than sixty (60) days from the date such Notice of Termination is given, and in the case of a termination for Good Reason, not less than thirty (30) nor more than ninety (90) days from the date such Notice of Termination is given); provided, however, that if within thirty
               (30) days after any Notice of Termination is given, or if later, prior to the Date of Termination (as determined without regard to this provision), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, then the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the fact that any such dispute is pending, the Corporation will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection. Amounts paid under this Subsection are in addition to all other amounts due under this Agreement, and shall not be offset against or reduce any other amounts due under this Agreement and shall not be reduced by any compensation earned by you as the result of employment by another employer.

               4. COMPENSATION UPON TERMINATION OR DURING DISABILITY. Following a change in control of the Corporation, you shall be entitled to the following benefits during a period of disability, or upon termination of your employment, as the case may be, provided that such period or termination occurs during the term of this Agreement:

                              (i) During any period that you fail to perform
               your full-time duties with the Corporation as a result of incapacity due to physical or mental illness, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all compensation payable to you under the Corporation's disability plan or program or other similar plan during such period, until this Agreement is terminated pursuant to Section 3(ii) hereof. Thereafter, or in the event your employment shall be terminated by reason of your death, your benefits shall be determined under the Corporation's retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

                              (ii) If your employment shall be terminated by the
               Corporation for Cause or by you other than for Good Reason, the Corporation shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Corporation at the time such payments are due, and the Corporation shall have no further obligations to you under this Agreement.

                              (iii) If your employment by the Corporation shall
               be terminated by you for Good Reason or by the Corporation other than for Cause or Disability, then you shall be entitled to the benefits provided below:

                                             (a) The Corporation shall pay to
                              you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, no later than the fifth day following the Date of Termination, plus all other amounts to which you are entitled under any compensation plan of the Corporation, at the time such payments are due;

                                             (b) In lieu of any further salary
                              payment to you for periods subsequent to the Date of Termination, the Corporation shall pay as severance pay to you, at the time specified in Subsection (v), a lump sum severance payment (together with the payments provided in paragraphs
                              (c) and (e) below, the "Severance Payments") equal to 300% of your annual base salary in effect as of the Date of Termination or immediately prior to the change in control of the Corporation, whichever is greater, and 300% of the highest annual bonus awarded to you pursuant to the Corporation's Incentive Profit Share Plan or any successor plan thereto, with respect to three (3) fiscal years preceding the change in control of the Corporation;

                                             (c) In lieu of shares of common
                              stock of the Corporation ("Common Shares") issuable upon exercise of outstanding options (other than options qualifying as incentive stock options ("ISOs") under Section 422A of the Internal Revenue Code of 1986 (the "Code") which ISOs were granted on or before the date hereof) ("Options"), and stock appreciation rights ("SARs"), if any, and limited stock appreciation rights ("LSARs"), if any, granted to you under the Corporation's 1984 Stock Option Plan, 1986 Stock Option Plan, or any successor plans (which Options shall be canceled upon the making of the payment referred to below), the Corporation shall pay to you, at the time specified in Subsection (v), an amount in cash equal to the product of (1) the excess of, in the case of an ISO granted after the date hereof, the closing price of the Common Stock as reported on the NASDAQ on or nearest the Date of Termination (or on a nationally recognized exchange or quotation system on which trading volume in the Common Shares is highest) and, in the case of all other Options, the higher of such closing price or the highest per share price for Common Shares actually paid in connection with any change in control of the Corporation, over the per share option price of each Option held by you (whether or not fully exercisable), and (2) the number of Common Shares covered by each such Option;

                                             (d) The Corporation shall pay to
                              you all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code, to any payment or benefit provided hereunder); and

                                             (e) For a twenty-four (24) month
                              period after such termination, the Corporation shall arrange to provide you with life, disability, dental, accident and group health insurance benefits substantially similar to those which you were receiving immediately prior to the Notice of Termination. Notwithstanding the foregoing, the Corporation shall not provide any benefit otherwise receivable by you pursuant to this paragraph (e) if an equivalent benefit is actually received by you during the twenty-four
                              (24) month period following your termination, and any such benefit actually received by you shall be reported to the Corporation.

                              (iv) In the event that you become entitled to the
               Severance Payments, if any of the Severance Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Corporation shall pay to you at the time specified in Subsection
               (v) below, an additional amount (the "Gross-Up Payment") such that the net amount retained by you, after deduction of any Excise Tax on the Severance Payments and any federal, state and local income tax and Excise Tax upon the payment provided for by this Subsection, shall be equal to the Severance Payments. For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax, (a) any other payments or benefits received or to be received by you in connection with a change in control of the Corporation or your termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation, any person whose actions result in a change in control of the Corporation or any person affiliated with the Corporation or such person) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Corporation's independent auditors and acceptable to you such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning, of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (b) the amount of the Severance Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (1) the total amount of the Severance Payments or (2) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause
               (a), above), and (c) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Corporation's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of your employment, you shall repay to the Corporation at the time that the amount of the reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by you if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(b). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of your employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Corporation shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

                              (v) The payments provided for in Subsections
               4(iii)(b) and (c) and Subsection 4(iv) above shall be made not later than the fifth day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Corporation shall pay to you on such day an estimate, as determined in good faith by the Corporation, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Corporation to you, payable on the fifth day after demand by the Corporation (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

                              (vi) In the event of Termination of Employment or
               Change of Control, the Corporation shall without contest forgive any and all Officer and/or Director advancement, loans or draws, direct or indirect, current, past or future due and payable, under any and all types of agreement regardless of said amounts, terms, etc. This shall occur no later than the day following the Termination Date or Change of Control effective date.

                              (vii) Except as provided in Subsection (iii)(e)
               hereof, you shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Corporation, or otherwise.

         5.       SUCCESSORS; BINDING AGREEMENT.

                              (i) The Corporation will require any successor
               (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Corporation in the same amount and on the same terms to which you would be entitled hereunder if you terminate your employment for Good Reason following a change in control of the Corporation, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Corporation" shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                              (ii) This Agreement shall inure to the benefit of
               and be enforceable by you and your personal or legal heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

               6. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Corporation shall be directed to the attention of the Board with a copy to the Secretary of the Corporation, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

               7. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be, at your discretion, governed by the laws of the State of Florida, State of Nevada, or the State of California without regard to its conflicts of law principles. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Corporation under Section 4 shall survive the expiration of the term of this Agreement.

               8. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

               9. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument

               10. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement, shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in the State of Nevada, in the State of California or in the State of Florida, to be at your option, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having Jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

               11. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes the provisions of the General Policy as well as all prior agreements, provisos, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

If this letter sets forth our Agreement on the subject matter hereof, kindly sign and return to the Corporation the enclosed copy of this letter, which will then constitute our Agreement on this subject.

Sincerely,

INAMED CORPORATION AND SUBSIDIARIES

By:/s/ Donald K. McGhan
       Donald K. McGhan

Title: Chairman of the Board



Agreed to this 30th day of January, 1998

/s/ Richard G. Babbitt
Richard G. Babbitt, Employee